Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 11, 2020, except for Note 17(h) and (i), as to which the date is February 8, 2021, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-252347) and related Prospectus of Decibel Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 8, 2021